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                                                                     EXHIBIT 99

                         LETTER OF INTENT
             (NON-BINDING IN PART; ENFORCEABLE IN PART)


    Work Recovery, Inc., a Colorado Corporation (the "Company") and the
TEAM for New Management, L.L.C. (the "Team") are executing this letter of intent this 3rd day of January, 1996. Certain sections of this letter of intent contain legally binding and enforceable obligations and are so identified; otherwise, this letter of intent is intended to state certain proposed terms for purposes of continuing discussions and is not intended to be or to evidence any legally binding obligations or commitments.

    1.  This paragraph number 1 is intended to be legally binding.  The
Company will cooperate, beginning with the execution hereof, to provide access to the Team to the Company's books and records, personnel, accountants, counsel and other advisors and consultants for the purposes of performing due diligence in connection with the Team and its Board nominees assuming control of the Company. As part of the Team's due diligence, the Company shall make available to the Team's representatives its counsel, Fennemore Craig, and its auditors, LaVoie, Clark, and request that such professionals furnish to the Team's representatives all information at their disposal concerning the Company, its management, business and financial condition and to disclose to the Team all pending or threatened claims against or which might involve the Company or any of its officers or directors of which they are aware. If the anticipated change of control does not occur, the Team shall maintain the confidentiality of all information derived from its due diligence; provided, however, that such obligations will not apply to the extent such information is or becomes publicly disclosed by the Company or under authority of the Company or as otherwise required by applicable law.

    2. The parties intend to work together cooperatively to structure the proposed change in control. Such change of control would include retention by the Company of the Team to provide management services to the Company (including the issuance of warrants to the Team, and the payment of compensation to the Team, as described in the Team's preliminary proxy statement), the appointment of Ms. Dorcas Hardy as President and Chief Executive Officer of the Company, the appointment and/or election of the Team's Board nominees to the Board of Directors of the Company and the execution of indemnification agreements with the new Directors and Officers. The parties intend to discuss further the extent to which Team nominees would be placed on the Board prior to any general shareholder election of Directors.

    3. The Company and the Team intend to cooperate to prepare and file with the Securities and Exchange Commission (the "SEC") a positive proxy statement which shall be endorsed by the Company and the Team. Such proxy
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materials would notice a meeting of the shareholders of the Company to be held as soon as possible. To the extent any proxy statement is not jointly filed, each party intends to provide the other the opportunity to review and provide input concerning such proxy statement. In the proxy materials, at that meeting and at all other relevant times, the Company (and current directors and officers) would endorse the proposals of the Team as set forth in the Team's preliminary proxy materials. The meeting would be held at a time and place mutually designated by the Company and the Team.

    4.  This paragraph number 4 is intended to be legally binding:  The
Team shall prepare and submit to the Company on or before 5:00 p.m. Mountain Standard Time on January 4, 1996 a proposed press release announcing the change of control contemplated by this letter of intent and a draft report to the SEC on Form 8-K regarding this letter of intent in respect of the proposed change of control for the Company's review and approval on or before 5:00 p.m. on January 4, 1996. If the parties agree to the terms of the press release (it being acknowledged that the Company will review any proposed changes with the Team prior to release), it will be made mutually on or before January 5, 1996 and the Company will comply with its obligations concerning the Form 8-K. The Company promptly will furnish the Team with a copy of any press release that it makes and the 8-K report as transmitted to the SEC for filing.

    5. It is acknowledged that the Company is negotiating certain severance agreements and that the intent of the parties is that the Team would endorse such severance agreements. The Team would support the following actions taken by the Company upon approval by the existing Board of Directors:

    a) Provide severance packages for Tom Brandon, Robert Bunker and Linda Duncan of up to one year (paid over the one year period) at current salary levels, and during such one year period benefits consistent with current health care benefits for management and other current benefits not to exceed 5% of base salary in aggregate; provided, however, that salary shall not exceed the following for the listed individuals:

    Tom Brandon    $192,000
    Robert Bunker  $120,000
    Linda Duncan   $ 96,000

The severance agreements would contain appropriate terms related to cooperation with transition, non-competes, representations and warranties, assignment of proprietary rights, releases by the departing employees and voting trust arrangements for their shares, pursuant to such terms as are acceptable to the Team.

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    b)  Provide that current employees, consisting of the employees based in Tucson, released by the Company from employment other than for good cause during the three month period after the proposed change in control, would receive two weeks severance plus one week of salary for each full year of employment. The Company may also provide for similar severance packages for employees outside of Tucson.

    c) The Team acknowledges that there are existing indemnification agreements that will continue in full force and effect.

    d) Provide through the Compensation Committee, repricing and extension of the exercise period in respect of certain employee stock options, at the discretion of the Compensation Committee, as follows:


NAME:                    OPTIONS:      PRICE:       DATE OF EXERCISE:

Tom Brandon              500,000       $1.50        Up to 2 years from
                                                     severance date
Robert Bunker            170,000       $1.50        Up to 2 years from
                                                     severance date
Linda Duncan             170,000       $1.50        Up to 2 years from
                                                     severance date
Christopher Bingham      170,000       $1.50        Up to 2 years from
                                                     severance date

Such grants would replace all existing employee stock options held by such persons (totaling 6,200,000 in the case of Mr. Brandon and 400,000 in the case of each of Mr. Bunker, Ms. Duncan and Mr. Bingham). The Team will use its best efforts to cause the Company to register such repriced options with the SEC no later than any such registration of the warrants contemplated to be issued to the Team.

Nothing in this paragraph 5 affects otherwise valid and existing options held by persons other than those listed in paragraph 5, above.

    6. If the Company decides to seek shareholder approval for any action referred to in Paragraph 5, the Team would announce its support for such approval and shall cause its members to vote their shares in favor of such action.

    7. The Team would agree that after the change of control the Team would use its best efforts to cause the Company:

    a) not to assert any claim existing as of the change in control against any existing director or officer of the Company except (i) any claim associates
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with criminal misconduct or actions taken in bad faith to the material detriment of the Company, (ii) any claim related to breach of a severance agreement referred to above, or (iii) to the extent that the person shall have filed a claim against the Company, its officers, directors, employees or affiliates; and

    b) respect and abide by the provisions of the indemnification agreements, severance packages and employee stock options referred to above; it being acknowledged that no waiver of offset rights against same is intended.

    8. This Paragraph 8 is intended to be legally enforceable: Pending the earlier of the change in control contemplated hereby or 45 days from the date hereof, the Company will not take any of the following actions: any action that would prevent the contemplated change in control, any increase in base compensation for any officer or former officer of the Company, payment of any employee bonuses, payment of any dividend, execution of any exclusive license or distribution agreement related to any asset, product or technology of the Company, sale of any material asset of the Company, other than in the ordinary course of business, execution of any further indemnification agreements, execution of any agreements or the establishment of any arrangements with any person or entity affiliated with or related to any current or former officer of the Company, or any other action not in the ordinary course of business. The Company further represents that, except as disclosed during the due diligence period, none of same has taken place since November 3, 1995.

    9.  This Paragraph 9 is intended to be legally enforceable:

    a)  This letter of intent may be executed in counterparts.

    b) Any notice which may or shall be given shall be sent by facsimile transmission, confirmed in writing by United States mail as follows:

    If to Team:

    TEAM for New Management L.L.C.
    601 Madison Street, Suite 200
    Alexandria, VA  22314
    Fax:  703-683-2779

    with a copy to:

    Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A
    Professional Corporation.
    3 Embarcadero Center, #700
    San Francisco, CA  94111
    Att:  Ronald H. Star, Esq.
    Fax:  415-399-3041

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    If to the Company:

    Work Recovery, Inc.
    2341 S. Friebus
    Tucson, AZ  85713
    Att:  Robert B. Bunker
    Fax:  520-325-5277

    with a copy to:
    Fennemore Craig
    Suite 2200, Two North Central Avenue
    Phoenix, AZ  85004-2390
    Att: John Everroad and Bob Hackett
    Fax: 602-257-8527

    c) To the extent that portions of this letter of intent expressly constitute legally binding agreements, they shall be governed by and construed in accordance with Arizona law, and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither party may assign any of its rights hereunder without the prior written consent of the other party.

    d) The Team represents that its Board of Directors has approved this letter of intent on behalf of the Team.


    e) The Company represents that its Board of Directors has approved this letter of intent on behalf of the Company.

    f) The validity and enforceability of any enforceable section hereof shall not be affected by a finding that any particular provision is invalid or enforceable.

    g) The Company acknowledges that the Team, in reliance on the enforceable provisions of this letter of intent, will be expending considerable effort and resources to the benefit of the Company, and that the Team is entitled to so rely.


    WORK RECOVERY, INC.
    a Colorado Corporation

    By: Robert B. Bunker

    Its: Sr. Vice President & CFO


    TEAM FOR NEW MANAGEMENT, L.L.C.

    By: Eileen Bradley

    Its: Authorized Agent